Exhibit 99.1

CAI International, Inc. Reports Results for the Second Quarter of 2019 and Announces Its Intention to Sell Its Remaining Railcar Fleet

SAN FRANCISCO--(BUSINESS WIRE)--August 7, 2019--CAI International, Inc. (CAI) (NYSE: CAI), one of the world’s leading transportation finance and logistics companies, today reported results for the second quarter of 2019.

Highlights

  Net income from continuing operations attributable to CAI common stockholders for the second quarter of 2019 was $12.3 million, or $0.69 per fully diluted share, compared to $19.5 million, or $0.99 per fully diluted share, in the second quarter of 2018.
  Container lease revenue for the second quarter of 2019 was $75.8 million, an increase of 11% compared to the second quarter of 2018.
  CAI is actively negotiating the sale of its remaining railcar fleet and if successful expects the sale to be completed before the end of 2019. As a result, the railcar business has been reclassified as a discontinued operation and the railcars reclassified as assets held for sale in the attached financial statements.
  CAI has restructured its logistics operation reducing its logistics workforce by 23% to bring costs more in line with its existing revenue. The segment is prioritizing near term profitability through a focused strategy around core accounts.
  Logistics revenue for the second quarter of 2019 was $29.8 million, an increase of 5% compared to the second quarter of 2018.
  Average utilization for CAI’s owned container fleet during the first quarter of 2019 was 98.8% compared to 99.3% for the second quarter of 2018, and 98.9% for the first quarter of 2019.
  Under the previously approved share repurchase program, CAI repurchased approximately 0.9 million shares of common stock during the second quarter of 2019 at an average price of $23.36 per share.

Additional information on CAI's results, as well as comments on market trends, is available in a presentation posted today on the "Investors" section of CAI's website, www.capps.com.

Victor Garcia, President and Chief Executive Officer of CAI, commented, “For the quarter, CAI reported growth in revenue from continuing operations of 9% compared to the second quarter of 2018 and net income from continuing operations of $12.3 million, or $0.69 per fully diluted share. In our container leasing segment, our revenue growth was 11% in the second quarter as compared to the same quarter in 2018 primarily due to a larger fleet size. We are pleased that our utilization remains strong, averaging 98.8% for the second quarter of 2019. We expect utilization to remain strong for the rest of the year based on continued trade growth and the long-term structure of our lease contracts.

“Despite the strong utilization of our fleet, we have not seen the traditional peak season demand that would normally commence during the second quarter. We believe that the ongoing tariff discussions between the United States and China have created uncertainty around the level of global trade and economic activity. As a result, we do not expect demand for new containers to increase significantly until there is greater certainty around tariff discussions and a stronger economic environment. We have thus limited our incremental committed container investment to $27 million during the second quarter.

“Prices for new containers have declined slightly to approximately $1,750 for a new 20 ft container but we see little incremental ordering by shipping lines or container lessors. Used container prices have declined slightly in Asia, particularly in China where most idle equipment is based. However, in general prices for used containers remain strong outside of Asia due to the overall high utilization rates of lessors and limited equipment being made available by shipping lines.

“During the second quarter we have been actively managing our various businesses to reflect the current uncertain economic environment, and as a result, have made the decision to sell our remaining railcar fleet. Although we continue to see improving trends in the returns and utilization of our railcars, we believe it is in the interest of our shareholders to reallocate the capital invested in our railcar fleet to other investments including the potential repurchase of additional shares. As such, we are in active dialogue with prospective acquirers regarding the sale of our railcar portfolio. We cannot provide assurance that a sale will be successfully concluded, however, we are optimistic that a sale can be completed before the end of 2019. Because we have made the decision to seek a sale of our remaining railcar fleet, we have accounted for the railcar business in the second quarter as a discontinued operation. Under accounting rules for discontinued operations, the railcar business reported a net loss for the quarter of $5.2 million, or $0.29 per fully diluted share. The net loss of the rail business included an impairment arising from the reclassification of rail assets as assets held for sale.

“We believe that global uncertainty around trade growth and tariffs has also affected transportation and logistics demand in the United States this year. Coming into 2019 we expected continued strong demand for transportation services, and as a result, increased our logistics personnel. However, because demand has been softer than we planned we have downsized and restructured our logistics business with a 23% reduction in workforce and the closure of one of our offices. Our priority is to bring costs closer in line with our existing revenue and to place more emphasis on core customers where we have the opportunity to expand the level of business and more efficiently service those customers. Because of the restructuring we recorded a pre-tax charge of $0.5 million in the second quarter related to severance and office closure. We expect third quarter logistics revenue to be more in line with costs.”

Mr. Garcia concluded, “We are focused on positioning the company for the future and deploying our capital to increase shareholder value. We think the decisions we have made during the second quarter position CAI well to achieve those goals.”

CAI International, Inc.
Consolidated Balance Sheets
(In thousands, except share information)
(UNAUDITED)

	June 30,	December 31,
	2019	2018
Assets
Current assets
Cash	$22,183	$20,104
Cash held by variable interest entities	35,105	25,211
Accounts receivable, net of allowance for doubtful accounts of $3,049 and $2,042 at June 30, 2019 and December 31, 2018, respectively	97,070	95,942
Current portion of net investment in sales-type and direct finance leases	75,174	75,975
Assets held for sale	320,793	449,730
Prepaid expenses and other current assets	6,783	1,525
Total current assets	557,108	668,487
Restricted cash	28,733	30,668
Rental equipment, net of accumulated depreciation of $604,417 and $557,559 at June 30, 2019 and December 31, 2018, respectively	1,882,452	1,816,794
Net investment in sales-type and direct finance leases	460,235	473,792
Financing receivable	31,948	-
Goodwill	15,794	15,794
Intangible assets, net of accumulated amortization of $6,202 and $5,397 at June 30, 2019 and December 31, 2018, respectively	4,928	5,733
Other non-current assets	3,692	1,349
Total assets	$2,984,890	$3,012,617

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$8,225	$7,371
Accrued expenses and other current liabilities	21,509	25,069
Unearned revenue	6,448	7,573
Current portion of debt	313,064	311,381
Rental equipment payable	75,810	74,139
Total current liabilities	425,056	425,533
Debt	1,825,858	1,847,633
Deferred income tax liability	40,006	38,319
Other non-current liabilities	1,784	-
Total liabilities	2,292,704	2,311,485

Stockholders' equity
Preferred stock, par value $.0001 per share; authorized 10,000,000
8.50% Series A fixed-to-floating rate cumulative redeemable perpetual preferred stock, issued and outstanding 2,199,610 shares, at liquidation preference	54,990	54,990
8.50% Series B fixed-to-floating rate cumulative redeemable perpetual preferred stock, issued and outstanding 1,955,000 shares, at liquidation preference	48,875	48,875
Common stock: par value $.0001 per share; authorized 84,000,000 shares; issued and outstanding 17,419,585 and 18,764,459 shares at June 30, 2019 and December 31, 2018, respectively	2	2
Additional paid-in capital	100,301	132,666
Accumulated other comprehensive loss	(6,589)	(6,513)
Retained earnings	494,607	471,112
Total stockholders' equity	692,186	701,132
Total liabilities and stockholders' equity	$2,984,890	$3,012,617

CAI International, Inc.
Consolidated Statements of Income
(In thousands, except per share data)
(UNAUDITED)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
Revenue
Container lease revenue	$75,774	$68,333	$151,285	$132,967
Logistics revenue	29,802	28,253	57,518	49,889
Total revenue	105,576	96,586	208,803	182,856

Operating expenses
Depreciation of rental equipment	28,657	26,103	57,069	51,281
Storage, handling and other expenses	4,063	969	7,959	3,297
Logistics transportation costs	26,091	24,330	50,610	42,995
Gain on sale of used rental equipment	(1,583)	(2,662)	(3,025)	(4,897)
Administrative expenses	12,338	11,325	25,408	21,550
Total operating expenses	69,566	60,065	138,021	114,226

Operating income	36,010	36,521	70,782	68,630

Other expenses
Net interest expense	20,021	14,594	39,926	27,948
Other expense	119	429	157	394
Total other expenses	20,140	15,023	40,083	28,342

Income before income taxes	15,870	21,498	30,699	40,288
Income tax expense	1,335	847	1,719	1,758

Income from continuing operations	14,535	20,651	28,980	38,530
Loss from discontinued operations, net of income taxes	(5,200)	(354)	(1,071)	(1,095)
Net income	9,335	20,297	27,909	37,435
Preferred stock dividends	2,207	1,148	4,414	1,169
Net income attributable to CAI common stockholders	$7,128	$19,149	$23,495	$36,266

Amounts attributable to CAI common stockholders
Net income from continuing operations	$12,328	$19,503	$24,566	$37,361
Net loss from discontinued operations	(5,200)	(354)	(1,071)	(1,095)
Net income attributable to CAI common stockholders	$7,128	$19,149	$23,495	$36,266

Net income (loss) per common share attributable to CAI common stockholders
Basic
Continuing operations	$0.70	$1.00	$1.36	$1.86
Discontinued operations	(0.30)	(0.02)	(0.06)	(0.05)
Total basic	$0.40	$0.98	$1.30	$1.81
Diluted
Continuing operations	$0.69	$0.99	$1.34	$1.84
Discontinued operations	(0.29)	(0.02)	(0.06)	(0.05)
Total diluted	$0.40	$0.97	$1.28	$1.79

Weighted average shares outstanding
Basic	17,648	19,613	18,098	20,013
Diluted	17,926	19,843	18,401	20,258

CAI International, Inc.
Consolidated Statements of Cash Flows
(In thousands, except per share data)
(UNAUDITED)

	Six Months Ended June 30,
	2019	2018
Cash flows from operating activities
Net income	$27,909	$37,435
Loss from discontinued operations, net of income taxes	(1,071)	(1,095)
Net income from continuing operations	28,980	38,530
Adjustments to reconcile net income from continuing operations to net cash provided by operating activities:
Depreciation	57,179	51,350
Amortization of debt issuance costs	2,011	1,808
Amortization of intangible assets	805	1,087
Stock-based compensation expense	1,401	1,206
Unrealized loss on foreign exchange	90	266
Gain on sale of used rental equipment	(3,025)	(4,897)
Deferred income taxes	1,652	1,248
Bad debt expense	529	315
Changes in other operating assets and liabilities:
Accounts receivable	(922)	(14,567)
Prepaid expenses and other assets	(654)	(2,121)
Net investment in sales-type and direct financing leases	31,336	-
Accounts payable, accrued expenses and other current liabilities	(2,279)	(1,115)
Unearned revenue	(129)	14
Net cash provided by operating activities of continuing operations	116,974	73,124
Net cash provided by operating activities of discontinued operations	919	5,288
Net cash provided by operating activities	117,893	78,412
Cash flows from investing activities
Purchase of rental equipment	(167,442)	(226,033)
Purchase of financing receivable	(36,379)	-
Proceeds from sale of used rental equipment	33,479	25,124
Purchase of furniture, fixtures and equipment	(249)	(196)
Receipt of principal payments from financing receivable	973	-
Receipt of principal payments from direct finance leases	-	19,046
Net cash used in investing activities of continuing operations	(169,618)	(182,059)
Net cash provided by (used in) investing activities of discontinued operations	122,770	(45,594)
Net cash used in investing activities	(46,848)	(227,653)
Cash flows from financing activities
Proceeds from debt	387,082	675,289
Principal payments on debt	(324,263)	(564,953)
Debt issuance costs	(496)	(6,201)
Proceeds from issuance of stock	-	56,699
Repurchase of common stock	(34,118)	(27,946)
Dividends paid to preferred stockholders	(4,414)	-
Exercise of stock options	335	24
Net cash provided by financing activities of continuing operations	24,126	132,912
Net cash (used in) provided by financing activities of discontinued operations	(85,056)	31,016
Net cash (used in) provided by financing activities	(60,930)	163,928
Effect on cash of foreign currency translation	(77)	(20)
Net increase in cash and restricted cash	10,038	14,667
Cash and restricted cash at beginning of the period	75,983	47,209
Cash and restricted cash at end of the period	$86,021	$61,876

CAI International, Inc.
Fleet Data
(UNAUDITED)

			As of June 30,
			2019	2018

Owned container fleet in TEUs			1,553,231	1,293,361
Managed container fleet in TEUs			69,805	77,680
Total container fleet in TEUs			1,623,036	1,371,041

Owned container fleet in CEUs			1,584,456	1,344,842
Managed container fleet in CEUs			63,492	70,772
Total container fleet in CEUs			1,647,948	1,415,614

Owned railcar fleet in units			5,631	7,430

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
Average Utilization
Container fleet utilization in CEUs	98.8%	99.3%	98.8%	99.3%
Owned container fleet utilization in CEUs	98.8%	99.3%	98.8%	99.3%
Railcar fleet utilization in units - excluding new units not yet leased	88.1%	87.2%	89.3%	87.6%
Railcar fleet utilization in units - including new units not yet leased	84.5%	77.9%	85.7%	76.6%

			As of June 30,
			2019	2018
Period Ending Utilization
Container fleet utilization in CEUs			98.8%	99.2%
Owned container fleet utilization in CEUs			98.8%	99.2%
Railcar fleet utilization in units - excluding new units not yet leased			85.9%	87.8%
Railcar fleet utilization in units - including new units not yet leased			82.4%	79.4%

Utilization of containers is computed by dividing the total units on lease in CEUs (cost equivalent units), by the total units in our fleet in CEUs.
The total container fleet excludes new units not yet leased and off-hire units designated for sale.
Utilization of railcars is computed by dividing the total number of railcars on lease by the total number of railcars in our fleet.
The impact on utilization of including new units not yet leased in the total railcar fleet has been included in the table above.

CEU is a ratio used to convert the actual number of containers in our fleet to a figure based on the relative purchase prices of our various equipment types to that of a standard 20 foot dry van container. For example, the CEU ratio for a standard 40 foot dry van container is 1.6, and a 40 foot high cube container is 1.7.

Conference Call

A conference call to discuss the financial results for the second quarter of 2019 will be held on Tuesday, August 7, 2019 at 5:00 p.m. ET. The dial-in number for the teleconference is 1-888-398-8098; outside of the U.S., call 1-707-287-9363. The call may be accessed live over the internet (listen only) under the “Investors” section of CAI’s website, www.capps.com, by selecting “Q2 2019 Earnings Conference Call.” A webcast replay will be available for 30 days on the “Investors” section of our website.

Earnings Presentation

A presentation summarizing our second quarter 2019 results is available on the “Investors” section of our website, www.capps.com.

About CAI International, Inc.

CAI is one of the world’s leading transportation finance and logistics companies. As of June 30, 2019, CAI operated a worldwide fleet of approximately 1.6 million CEUs of containers, and owned a fleet of 5,631 railcars that it leases within North America. CAI operates through 21 offices located in 12 countries including the United States.

Forward-Looking Statements

This press release contains forward-looking statements regarding future events and the future performance of CAI, including but not limited to, the statements regarding CAI’s intention to sell its remaining railcar fleet, management’s business outlook on the container leasing business and management's outlook for growth of CAI’s leasing investments. These statements and others herein are forward-looking statements within the meaning of the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934 and involve risks and uncertainties that could cause actual results of operations and other performance measures to differ materially from current expectations including, but not limited to, utilization rates, expected economic conditions, expected growth of international trade, availability of credit on commercially favorable terms or at all, customer demand, container investment levels, container prices, lease rates, increased competition, volatility in exchange rates, growth in world trade and world container trade, the ability of CAI to convert letters of intent with its customers to binding contracts, potential to sell CAI’s securities to the public and others.

CAI refers you to the documents that it has filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2018, its Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K. These documents contain additional important factors that could cause actual results to differ from current expectations and from forward-looking statements contained in this press release. Furthermore, CAI is under no obligation to (and expressly disclaims any such obligation to) update or alter any of the forward-looking statements contained in this press release whether as a result of new information, future events or otherwise, unless required by law.

Contacts

Tim Page, Chief Financial Officer
(415) 788-0100
tpage@capps.com